Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of FB Financial Corporation of our report dated March 12, 2019 relating to the consolidated financial statements appearing in the Annual Report on Form 10-K of FB Financial Corporation for the year ended December 31, 2018, and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe LLP

Franklin, Tennessee

December 27, 2019